Exhibit 10.12

EDISON INTERNATIONAL

2008 EXECUTIVE DISABILITY PLAN

Amended and Restated Effective
October 26, 2011

TABLE OF CONTENTS

PREAMBLE	1
ARTICLE 1 DEFINITIONS	1
ARTICLE 2 BENEFITS	2
ARTICLE 3 CONDITIONS RELATED TO BENEFITS	2
3.1 Nonassignability	2
3.2 No Right to Assets	2
3.3 Protective Provisions	2
3.4 Incapacity	3
ARTICLE 4 PLAN ADMINISTRATION	3
4.1 Plan Interpretation	3
4.2 Limited Liability	3
ARTICLE 5 AMENDMENT OR TERMINATION OF PLAN	3
5. 1 Authority to Amend or Terminate	3
5.2 Limitations	3
ARTICLE 6 CLAIMS AND REVIEW PROCEDURES	4
6.1 Claims Procedure	4
6.2 Dispute Arbitration	5
ARTICLE 7 MISCELLANEOUS	6
7.1 Participation in Other Plans	6
7.2 Forfeiture	6
7.3 Successors	7
7.4 Employment Not Guaranteed	7
7.5 Gender, Singular and Plural	7
7.6 Captions	7
7.7 Validity	7
7.8 Waiver of Breach	7
7.9 Applicable Law	7
7.10 Notice	7
7.11 Statutes and Regulations	7

EDISON INTERNATIONAL

2008 EXECUTIVE DISABILITY PLAN

Amended and Restated Effective October 26, 2011

PREAMBLE

The purpose of this Plan is to provide supplemental disability benefits to Eligible Employees of participating Affiliates of EIX.

ARTICLE 1
DEFINITIONS

Capitalized terms in the text of the Plan are defined as follows:

Administrator means the Compensation and Executive Personnel Committee of the Board of Directors of EIX.

Affiliate means EIX or any corporation or entity which (i) along with EIX, is a component member of a "controlled group of corporations" within the meaning of Section 414(b) of the Code, and (ii) has approved the participation of its Executives in the Plan.

Board means the Board of Directors of EIX.

Code means the Internal Revenue Code of 1986, as amended.

EIX means Edison International.

Eligible Employee means an Executive of an Affiliate.

Employee Disability Plan means any plan other than this Plan that provides salary-replacement benefits to employees of Affiliates for short- or long-term disability or illness.

Employer means the Affiliate employing the Eligible Employee. Notwithstanding the foregoing, with respect to a particular Eligible Employee’s benefits under the Plan, for purposes of determining which Affiliate is obligated to pay such benefits, Employer as to such Eligible Employee and benefits means the Affiliate last employing the Eligible Employee.

Executive means an employee of an Affiliate who is designated an Executive by the CEO of that Affiliate or who is elected as a Vice President or officer of higher rank by the board of that Affiliate or by the Board of EIX.

Plan means the EIX 2008 Executive Disability Plan.

Salary Rate means the basic rate of pay as fixed by the Employer (excluding bonuses, special awards, commissions, severance pay, and other non-regular forms of compensation).

ARTICLE 2
BENEFITS

To the extent that a salary replacement benefit is payable from any Employee Disability Plan because of an Eligible Employee’s absence from work for one or more days because of his or her own illness or disability, the Plan will supplement that benefit as necessary to ensure that the Eligible Employee will receive a total salary replacement benefit amount for each such day of absence from work equal to his or her full daily Salary Rate, for up to one year from the date of initial absence for any single period of Disability, as such period is defined under the applicable Employee Disability Plan. Payment will be made on regularly scheduled paydays in the same manner as benefits are paid under the applicable Employee Disability Plan.
ARTICLE 3
CONDITIONS RELATED TO BENEFITS
3.1 Nonassignability
The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or in any manner whatsoever. These benefits will be exempt from the claims of creditors of any Eligible Employee or other claimants and from all orders, decrees, levies, garnishment or executions against any Eligible Employee to the fullest extent allowed by law. Notwithstanding the foregoing, the benefit payable to an Eligible Employee may be assigned in full or in part, pursuant to a domestic relations order of a court of competent jurisdiction.
3.2 No Right to Assets
An Eligible Employee’s benefits paid under the Plan will be paid from the general funds of the Eligible Employee’s Employer, and the Eligible Employee will be no more than an unsecured general creditor of that Employer with no special or prior right to any assets of the Employer for payment of any obligations hereunder. The Eligible Employee will have no claim to benefits from any other Affiliate. Notwithstanding the foregoing or anything in the definition of “Employer” to the contrary, and at the sole discretion of EIX,

EIX may determine that for purposes of benefits payable under the Plan, EIX shall be deemed to be the Employer obligated to pay such benefits. Such an election by EIX may be made, in EIX’s sole discretion, as to all Plan benefits, as to only certain benefits, and/or as to only certain Affiliates or Eligible Employees, and will be deemed an assumption of the specified benefit obligations of the applicable Affiliates. Subject to the further provisions hereof, EIX will be solely obligated to pay any such benefits and no Eligible Employee will have a claim as to any other Affiliate with respect to such benefits. Upon an election by EIX under this Section 3.2, benefits covered by the election will be paid from the general funds of EIX (and not the Affiliate that would otherwise pay the benefits), provided that EIX may require that as between EIX and the Affiliate that would otherwise pay such benefits, the Affiliate will be responsible to pay EIX for the assumption of such obligations in accordance with funding arrangements determined by EIX at the time of election or any time thereafter. To the extent such Affiliate fails to comply with such funding arrangements or obtains any refund or offset of payments made from the Affiliate to EIX without the consent of EIX, the Affiliate that would otherwise be responsible for payment of benefits to the applicable Eligible Employee will remain responsible for such benefits. EIX will effectuate any such election pursuant to this Section 3.2 by providing written notice to the Administrator and the applicable Affiliates regarding the effective date of such election, and the benefits, Affiliates and Eligible Employees for which the election is applicable. The funding arrangements established by EIX at the time of its election, or from time to time thereafter, will set forth the method by which the Affiliates will remit funds to EIX in consideration of Plan benefit obligations that are assumed by EIX.
3.3 Protective Provisions
The Eligible Employee will cooperate with the Administrator by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and signing such consents to insure or taking such other actions as may be requested by the Administrator. If the Eligible Employee refuses to cooperate, the Administrator and the Employer will have no further obligation under the Plan.
3.4 Incapacity
If any person entitled to payments under this Plan is incapacitated and unable to use such payments in his or her own best interest, EIX may direct that payments (or any portion) be made to that person’s legal guardian or conservator, or that person’s spouse, as an alternative to payment to the person unable to use the payments. EIX will have no obligation to supervise the use of such payments, and court-appointed guardianship or conservatorship may be required.
ARTICLE 4
PLAN ADMINISTRATION
4.1 Plan Interpretation
The Administrator will administer the Plan and interpret, construe and apply its provisions in accordance with its terms and will provide direction and oversight as necessary to management, staff, or contractors to whom day-to-day Plan operations may be delegated. The Administrator will establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrator will be final and binding.
4.2 Limited Liability
Neither the Administrator, nor any of its members or designees, will be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.
ARTICLE 5
AMENDMENT OR TERMINATION OF PLAN
5. 1 Authority to Amend or Terminate
The Administrator will have full power and authority to prospectively modify or terminate this Plan, and the Administrator's interpretations, constructions and actions, including any determination of the amount or recipient of the payment to be made, will be binding and conclusive on all persons for all purposes. Absent the consent of the Eligible Employee, however, the Administrator will in no event have any authority to modify this section. However, no such amendment or termination will apply to any person who has then qualified for or is receiving benefits under this Plan.
5.2 Limitations
In the event of Plan amendment or termination which has the effect of eliminating or reducing a benefit under the Plan, the benefits of Eligible Employees will not be less than the benefits to which such Eligible Employees would have been entitled immediately prior to such amendment or termination of the Plan.

ARTICLE 6
CLAIMS AND REVIEW PROCEDURES
6.1 Claims Procedure

(a) Within a reasonable period of time, but not later than 45 days after receipt of a claim, the Administrator or its delegate shall notify the Eligible Employee (or person submitting a claim on behalf of the Eligible Employee) (a “claimant”) of any adverse benefit determination on the claim, unless circumstances beyond the Plan’s control require an extension of time for processing the claim. In no event may the extension period exceed 30 days from the end of the initial 45-day period. If an extension is necessary, the Administrator or its delegate shall provide the claimant with a written notice to this effect prior to the expiration of the initial 45-day period. The notice shall describe the circumstances requiring the extension and the date by which the Administrator or its delegate expects to render a determination on the claim. If, prior to the end of the first 30-day extension period, the Administrator or its delegate determines that, due to circumstances beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for an additional 30 days, so long as the Administrator or its delegate notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Administrator or its delegate expects to render a decision. This notice of extension shall specifically describe the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and that the claimant has at least 45 days within which to provide the specified information.

(b) In the case of an adverse benefit determination, the Administrator or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the adverse benefit determination; (ii) reference to the specific Plan provisions on which the adverse benefit determination is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary; (iv) a description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review; (v) if an internal rule, guideline, protocol or similar criterion (“internal standard”) was relied upon in making the determination, a copy of the internal standard or a statement that the internal standard shall be provided to the claimant free of charge upon request; and (vi) if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination or a statement that such explanation shall be provided free of charge upon request.

(c) If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant will have the opportunity to have the claim reviewed by the Administrator by filing a petition for review with the Administrator within 180 days after receipt of the notice issued by the Administrator. Said petition will state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within 45 days after receipt by the Administrator of the petition, the Administrator will afford the claimant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the claimant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the claimant of its decision in writing within the 45-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and including the information described in Section 6.1(b) above. If, due to special circumstances (for example, because of the need for a hearing), the 45-day period is not sufficient, the decision may be deferred for up to another 45-day period at the election of the Administrator, but notice of this deferral will be given to the claimant. In the event of the death of the Eligible Employee, the same procedures will apply to the Eligible Employee’s beneficiaries.

6.2 Dispute Arbitration
Notwithstanding the foregoing, because it is agreed that time will be of the essence in determining whether any payments are due to a claimant under this Plan, a claimant may, if he or she desires, submit any claim for payment under this Plan to arbitration. This right to select arbitration will be solely that of the claimant and the claimant may decide whether or not to arbitrate in his or her discretion. The "right to select arbitration" is not mandatory on the claimant, and the claimant may choose in lieu thereof to bring an action in an appropriate civil court. Once an arbitration is commenced, however, it may not be discontinued without the mutual consent of both parties to the arbitration. During the lifetime of the Eligible Employee only he or she can use the arbitration procedure set forth in this section.

Any claim for arbitration may be submitted as follows: if a claimant has submitted a request to be paid under this Plan and the claim is finally denied by the Administrator in whole or in part, such claim may be filed in writing with an arbitrator of the claimant’s choice who is selected by the method described in the next four sentences. The first step of the selection will consist of the claimant submitting a list of five potential arbitrators to the Administrator. Each of the five arbitrators must be either (1) a member of the National Academy of Arbitrators located in the State of California or (2) a retired California Superior Court or Appellate Court judge. Within one week after receipt of the list, the Administrator will select one of the five arbitrators as the arbitrator for the dispute in question. If the Administrator fails to select an arbitrator within one week after receipt of the list, the claimant will then designate one of the five arbitrators for the dispute in question.

The arbitration hearing will be held within seven days (or as soon thereafter as possible) after the picking of the arbitrator. No continuance of said hearing will be allowed without the mutual consent of the claimant and the Administrator. Absence from or nonparticipation at the hearing by either party will not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award.

The arbitrator's award will be rendered as expeditiously as possible and in no event later than one week after the close of the hearing.

In the event the arbitrator finds that the Administrator or Employer has breached this Plan, he or she will order the Employer to pay to the claimant within two business days after the decision is rendered the amount then due the claimant, plus, notwithstanding anything to the contrary in this Plan, an additional amount equal to 20% of the amount actually in dispute. The award of the arbitrator will be final and binding upon the parties.

The award may be enforced in any appropriate court as soon as possible after its rendition. The Administrator will be considered the prevailing party in a dispute if the arbitrator determines (1) that neither the Administrator nor the Employer has breached this Plan and (2) the claim by the claimant was not made in good faith. Otherwise, the claimant will be considered the prevailing party.

Notwithstanding the foregoing, (1) the Administrator will not assert that a claimant has failed to exhaust administrative remedies if the claimant does not submit to arbitration, (2) any applicable statute of limitations or other similar defense is tolled during the time the arbitration is pending, (3) the claimant may only submit to arbitration after exhausting the claims procedures described above, and (4) no fees or costs will be imposed on the claimant as part of the arbitration (other than the claimant’s attorneys’ fees).
ARTICLE 7
MISCELLANEOUS
7.1 Participation in Other Plans
The Eligible Employee will continue to be entitled to participate in all employee benefit programs of the Employer as may, from time to time, be in effect.
7.2 Forfeiture
The payments to be made pursuant to the Plan require the Eligible Employee to devote substantially all of his or her time, skill, diligence and attention to the business of the Employer and not to actively engage, either directly or indirectly, in any business or other activity adverse to the best interests of the business of the Employer. Any breach of these conditions will result in complete forfeiture of benefits under the Plan, and EIX and the Employer will have no further liability therefor.
7.3 Successors
The rights and obligations of each Employer under the Plan will inure to the benefit of, and will be binding upon, the successors and assigns of the Employer.
7.4 Employment Not Guaranteed
Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of employment or as giving any Eligible Employee any right to continue in employment with the Employer or any other Affiliate.
7.5 Gender, Singular and Plural
All pronouns and variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
7.6 Captions
The captions of the articles and sections of the Plan are for convenience only and will not control or affect the meaning or construction of any of its provisions.

7.7 Validity
If any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.
7.8 Waiver of Breach
The waiver by EIX or the Administrator of any breach of any provision of the Plan by the Eligible Employee will not operate or be construed as a waiver of any subsequent breach by the Eligible Employee.
7.9 Applicable Law
The Plan will be governed and construed in accordance with the laws of California except where the laws of California are preempted by ERISA.
7.10 Notice
Any notice or filing required or permitted to be given to the Administrator under the Plan will be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of EIX, directed to the attention of the Administrator. The notice will be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.
7.11 Statutes and Regulations
Any reference to a statute or regulation herein shall include any successor to such statute or regulation.

IN WITNESS WHEREOF, EIX has adopted this amended and restated Plan effective the 26th day of October, 2011.

EDISON INTERNATIONAL

/s/ Daryl D. David
Daryl D. David
Senior Vice President, Human Resources